Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Announces Lease Extension and $8 Million Construction Commitment to Affiliate of Community Health Systems For Kentucky Hospital

MURFREESBORO, Tenn. – (March 5, 2012) National Health Investors, Inc. (NYSE:NHI) announced today it has entered into a long-term lease extension and construction commitment to Jackson Hospital Corporation, an affiliate of Community Health Systems (“CHS”), to provide up to $8 million for extensive renovations and additions to its Kentucky River Medical Center, a general acute care hospital in Jackson, Kentucky.  The construction project is expected to commence by the end of 2012 and continue over two years.  The lease extension is for an initial period of 10 years beginning July 1, 2012, plus one 5-year renewal option.

CHS is one of the nation’s leading operators of general acute care hospitals.  The organization’s affiliates own, operate or lease facilities in 29 states and nearly 20,000 licensed beds.  Justin Hutchens, NHI’s CEO and President, noted, “We are very pleased to continue our business relationship with CHS, an industry leader and Fortune 500 company, and to invest capital in a hospital asset that is important to its region and seeks to expand its patient services.”

About National Health Investors

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings and hospitals.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com.